Exhibit 10.3

                          MANAGEMENT SERVICES AGREEMENT


      This Management Services Agreement (this "Agreement") is made as of the 19th day of December, 1997 by and between Physician Healthcare Plan of New Jersey, Inc. ("PHPNJ") and Medigroup of New Jersey, Inc. ("Medigroup").

                              Explanatory Statement

      A. PHPNJ and Medigroup entered into a Management Services Agreement (the "Original Agreement") dated as of June 26, 1997 pursuant to which Medigroup agreed to provide certain management services to PHPNJ upon the terms and conditions described therein, which agreement expires on the Closing Date (as defined in the Original Agreement).

      B. The parties desire to enter into a new agreement pursuant to which Medigroup will provide certain management services to PHPNJ subsequent to the Closing Date.

      NOW, THEREFORE, in consideration of the Explanatory Statement, which is deemed a substantive part of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

      1. Services to be Provided. Medigroup shall provide the following services to PHPNJ, or on PHPNJ's behalf, during the term of this Agreement:

           (A) Accounting/Books and Records/Financial Reporting. Medigroup shall continue to maintain PHPNJ's accounting system and maintain all books and records with respect to PHPNJ's business, and shall prepare and file on PHPNJ's behalf all financial reports due during or relating to calendar year 1998 with any authority or body which requires the filing of such reports; provided however, that such services shall not include any reporting to the Securities and Exchange Commission or any related Federal and state reporting required under the securities laws of the United States or the State of New Jersey.

           (B) Collections. Medigroup shall use its best efforts to collect all monies due PHPNJ and shall deposit the same in the Operating Account (hereinafter defined).

           (C) Licenses. Medigroup shall maintain all licenses, certifications and permits required by applicable law and regulation in connection with the management and operation of PHPNJ's business.

           (D) Operating Account. Medigroup shall maintain, in the name of PHPNJ, the operating account with Mellon Bank, N.A. into which Medigroup shall deposit all monies received for PHPNJ. Medigroup shall not commingle with its own funds any monies received for PHPNJ. PHPNJ agrees that Medigroup shall have access to and the right to make withdrawals from the Operating Account


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and PHPNJ shall maintain any necessary power of attorney, signature card or other instrument. PHPNJ authorizes Medigroup to make such endorsements on any checks, drafts or other instruments to be deposited in the Operating Account as is necessary to permit their collection. PHPNJ authorizes Medigroup to pay when due from the Operating Account all amounts payable by PHPNJ. Notwithstanding the foregoing, Medigroup's authority to withdraw any amounts from the Operating Account shall cease immediately upon the termination or expiration of this Agreement, and upon such termination or expiration, Medigroup shall promptly take all actions required to transfer all amounts on deposit in the Operating Account in accordance with written instructions provided by PHPNJ.

           (E) Financial Statements. Medigroup shall deliver to PHPNJ on a monthly basis a balance sheet, a profit and loss statement and a disbursement schedule.

           (F) Coordination with PHPNJ's Designee. Medigroup shall use its best efforts to coordinate its activities with a designee appointed by PHPNJ. As of the date hereof, such designee is Karen Brayer, whose address is set forth in
Section 10(D).

           (G) Reinsurance. Medigroup shall maintain and comply with the terms of reinsurance arrangements obtained by PHPNJ.

      2. Term of Agreement. The term of this Agreement shall commence on the Closing Date, and shall end on March 1, 1999, unless earlier terminated in accordance with Section 9 of this Agreement.

      3. Payment for Services. During the term of this Agreement, PHPNJ shall pay Medigroup a management fee (the "Management Fee") of Seventy-Five Dollars ($75) for each hour of time spent by Medigroup personnel or subcontractors in performing the services required under this Agreement. The Management Fee shall be paid monthly within ten (10) business days after the receipt of an invoice therefor.

      4. Invoices; Right to Audit. Medigroup shall provide PHPNJ with an invoice by the tenth (10th) day of each month, indicating in reasonable detail all services provided during the prior month pursuant to Section 1 of this Agreement. In no event shall Medigroup charge PHPNJ for personnel time or overhead utilized in connection with payment of claims. Medigroup shall maintain records to evidence the performance of such services, and shall calculate the Management Fee due in good faith. PHPNJ shall have the right to audit Medigroup's books and records which contain information relating to the performance of services hereunder, to determine whether services have been properly performed and the time required to perform such services. In the event that such audit reveals that Medigroup has overcharged PHPNJ under this Agreement, Medigroup will, promptly upon written notice from PHPNJ which shall include the results of the audit, remit to PHPNJ such amount that was overcharged or PHPNJ shall be entitled to offset such amount against any other amount due from PHPNJ to Medigroup for services hereunder.

      5. Compliance with Law. Each party shall comply with all applicable laws and governmental rules and regulations.



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      6. Governing Law. The execution, validity, interpretation and enforcement of this agreement shall be governed by the laws of the State of New Jersey.

      7. Indemnification. Each party shall indemnify and hold harmless the other party, its affiliates, successors, assigns, directors, officers, employees, independent contractors and agents, from and against any and all liabilities, damages, actions, suits, proceedings, claims, demands, losses, costs and expenses (including reasonable attorneys' fees) that shall or may arise, directly or indirectly, out of or in connection with any breach or inaccuracy of any representation, warranty or covenant hereunder, misfeasance, malfeasance, negligent or intentional act or omissions (collectively, the "Acts") of the indemnifying party, its affiliates, successors, assigns, officers, directors, employees, independent contractors or agents in connection with this Agreement; provided, however, that PHPNJ shall not be liable for or obligated to indemnify and hold harmless Medigroup with respect to Acts of Medigroup, its affiliates, successors, assigns, officers, directors, employees, independent contractors or agents arising from Medigroup's assumption and performance of the Contracts (as such term is defined in the Agreement dated as of June 26, 1997 between PHPNJ and Medigroup, as amended to date (the "Definitive Agreement")), and provided, further, that Medigroup shall not be liable for or obligated to indemnify and hold harmless PHPNJ with respect to Acts of PHPNJ, its affiliates, successors, assigns, officers, directors, employees, independent contractors or agents from and after the Closing Date.

      8. Access. During the term of this Agreement, each party shall have reasonable access to the other party's facilities, personnel, contractors, consultants, books records, documents and other information in connection with this Agreement.

      9. Termination. This Agreement may be terminated prior to the expiration of the term set forth in Section 2 upon the occurrence of the following:

           (A) The mutual written agreement of the parties.

           (B) The failure of Medigroup to perform or observe any of its obligations under this Agreement, provided that PHPNJ shall give Medigroup written notice setting forth the nature of the default and Medigroup shall fail to cure such default within thirty (30) days after receipt of such notice, whereupon PHPNJ shall be entitled to terminate this Agreement and have all rights and remedies available at law or in equity.

           (C) The failure of PHPNJ to pay or authorize payment of the Management Fee when due hereunder or, in Medigroup's reasonable good faith judgment, PHPNJ puts significant barriers in the way of Medigroup assuming or performing any of its obligations under this Agreement, provided that Medigroup shall give PHPNJ written notice setting forth the nature of the default and PHPNJ shall fail to cure the default within thirty (30) days after receipt of such notice, whereupon Medigroup shall be entitled to terminate this Agreement and have all rights and remedies available at law or in equity.

      10.  General Provisions.

           (A) Assignment. This Agreement shall be binding upon and inure to the benefit


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of the parties hereto and their respective successors and assigns. Neither party shall assign this Agreement without the other's prior written consent, which consent shall not be unreasonably withheld; provided, however, that Medigroup may, without such prior consent of the other party, assign this Agreement to its parent, a subsidiary or an affiliate, provided such entity has experience in the operation and management of HMOs.

           (B) Independent Contractors. Nothing in the Agreement shall affect the separate identity of PHPNJ and Medigroup and their relationship to each other as independent contractors. Other than as provided in this agreement or other written agreement, nothing contained in this agreement is intended to cause either party to be the agent of the other or as limiting in any manner the parties in the conduct of their respective businesses, ventures or activities.

           (C) Entire Agreement. This Agreement and the Definitive Agreement contain all the terms and conditions agreed upon by the parties hereto with respect to the matters contained herein and constitute the entire understanding of the parties. They supersede all other agreements, oral or otherwise, regarding the subject matter hereof.

           (D) Notice. Any notice required to be given pursuant to the terms and provisions of this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid:

                           If to PHPNJ:

                           C/O The Pace Group, Inc.
                           12160 Abrams Road, Suite 409
                           Dallas, Texas 75243
                           Attention: Karen Brayer

                           With copies to:

                           Joseph D. Billotti, M.D., Chairman
                           385 South Maple Avenue
                           Ridgewood, New Jersey 07450

                           And

                           Ober, Kaler, Grimes & Shriver
                           120 East Baltimore Street
                           Baltimore, Maryland 21202
                           Attention: Carol M. McCarthy, Esquire


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                           If to Medigroup:

                           Medigroup of New Jersey, Inc.
                           3 Penn Plaza East
                           Newark, New Jersey 07105-2200
                           Attention: Donna Celestini or John Sweeney

           (E) Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

           (F) Waiver. The waiver (which must be in writing) by either party of any of the terms or provisions of this Agreement shall not be deemed to constitute a waiver of any of its other terms or provisions. No waiver of a provision of this Agreement shall be deemed to constitute a continuing waiver thereof unless otherwise expressly provided herein.

           (G) Amendment. This Agreement may be amended, modified or superseded only by an instrument signed by each of the parties hereto.

           (H) Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

           (I) Payment of Claims. For so long as PHPNJ is required to pay claims incurred prior to the Closing Date, as provided in the Agreement between PHPNJ and Medigroup dated as of June 26, 1997, as amended as of November 26, 1997 (the "Definitive Agreement"), Medigroup shall pay on PHPNJ's behalf, in accordance with the provisions of Section 1.9 of the Definitive Agreement, all claims arising from services provided under the Contracts prior to the Closing Date, provided that such claims are properly made in accordance with PHPNJ's policies, and PHPNJ shall reimburse Medigroup as provided in Section 1.9 of the Definitive Agreement for claims properly paid.

           (J) Good Faith Standard; Further Assurances. Each party shall perform all of its duties and obligations hereunder in good faith. Each party agrees that upon the reasonable request of the other party and without further consideration, such party will execute and deliver to the other party such documents and further assurances and will take such other actions as the other party may reasonably request in order to carry out the purposes and intention of this Agreement.



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      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


MEDIGROUP OF NEW JERSEY, INC.                   PHYSICIAN HEALTHCARE PLAN
                                                OF NEW JERSEY, INC.



By: /s/  Donna M. Celestini                   By: /s/ Joseph D. Billotti, M.D.
    ----------------------------                  ------------------------------
    Donna M. Celestini                              Joseph D. Billotti, M.D.
    Executive Vice President                        Chairman